Exhibit 99.1

Allegheny Technologies Announces Operations Management Changes

PITTSBURGH--(BUSINESS WIRE)--February 1, 2013--Allegheny Technologies Incorporated (NYSE:ATI) today announced the following operations management changes.

John D. Sims has been named Executive Vice President, Primary Titanium Operations, and Engineered Alloys and Products. In this new position, Mr. Sims is responsible for ATI’s Engineered Products segment in addition to his continuing responsibilities for ATI’s Primary Titanium Operations and ATI Wah Chang. Mr. Sims continues to report to Richard J. Harshman, ATI’s Chairman, President and Chief Executive Officer, and continues to serve on ATI’s Executive Committee. Mr. Sims is now responsible for the following ATI operations:

  ATI Wah Chang
  ATI’s primary titanium operations, which include ATI’s titanium sponge operations in Rowley, Utah, and ATI’s titanium operations in Albany, Oregon and Richland, Washington
  ATI Tungsten Materials
  ATI Portland Forge
  ATI Casting Service
  ATI Fabricated Components
  ATI Precision Finishing

Tucker S. Redford has been named President of ATI Wah Chang. Mr. Redford will report to Mr. Sims.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.0 billion in 2012. ATI has approximately 11,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004